Joint News Release

   Partners Preferred Yield, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050
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                                         For Release:   Immediately
                                         Date:          August 15, 1996
                                         Contact:       Mr. Harvey Lenkin
                                                        (818) 244-8080

   GLENDALE, California--Partners Preferred Yield, Inc. (AMEX:PYA) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, PYA would be merged with and into PSA, and each outstanding share of PYA's Common Stock Series A would be converted, at the election of the shareholders of PYA, into either shares of PSA Common Stock or, with respect to up to 20% of the PYA Common Stock, $19.00 in cash. This dollar amount has been based on PYA's estimated net asset value (the appraised value of PYA's real estate assets as of June 30, 1996 and the estimated book value of PYA's other net assets as of December 31, 1996). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PYA's shareholders' meeting. In the event of the merger, additional distributions would be made to shareholders of PYA to cause PYA's estimated net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of December 31, 1996. If additional distributions are required in order to satisfy PYA's real estate investment trust distribution requirements, the number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such distributions. The merger is conditioned on, among other requirements, receipt of a satisfactory fairness opinion by PYA and approval by the shareholders of PYA. It is expected that any merger would close in December 1996.

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